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                                                                      EXHIBIT 99

                           PHYCOR ANNOUNCES AGREEMENT
                              TO ACQUIRE PRIMECARE

         Nashville, Tennessee (May 19, 1998) - PhyCor, Inc. (Nasdaq/NM:PHYC) and PrimeCare International, Inc. (PrimeCare) today announced that they have executed an agreement whereby PhyCor is acquiring PrimeCare and assuming operations effective in May of 1998. PrimeCare is a physician practice management company serving southern California's Inland Empire, which includes Riverside and San Bernardino counties. PrimeCare's delivery network is comprised of an integrated campus (including the 69-physician Desert Valley Medical Group, the 83-bed Desert Valley Hospital, and Apple Valley Surgery Center) as well as the Inland Empire IPA Network, a network of 10 IPAs consisting of 210 primary care physicians and approximately 2,000 affiliated specialty physicians. Other terms of the transaction were not disclosed.

         Joseph C. Hutts, President and Chief Executive Officer of PhyCor, said, "We believe PrimeCare represents a strong opportunity and significantly enhances our presence in the southern California market. PrimeCare's comprehensive network provides care to more than 190,000 managed care members. It has a proven medical management infrastructure and has demonstrated the ability to effectively and efficiently manage capitated risk contracts in the very competitive price sensitive southern California health care market. In its first year of operations, the Desert Valley Hospital received an unprecedented three-year accreditation with commendation from the Joint Commission on Accreditation of Healthcare Organizations (JCAHO). In addition, PrimeCare utilizes the prestigious Loma Linda University Medical Center as a risk partner for all institutional services associated with the Inland Empire IPA network patients. PrimeCare has created an attractive network that is gaining momentum in its market and is well positioned for continued growth."

         Dr. Prem Reddy, founder and chairman of PrimeCare, said, "We selected PhyCor because of their physician-centered, patient-focused operating philosophy. I believe our physicians will be best served by a physician-driven organization like PhyCor, and this combination should result in a premier provider organization." Dr. Edward R. Casas, President and Chief Executive Officer of PrimeCare, added, "We are excited about combining with the leading physician practice management company in the country. The experience of the PhyCor management team, along with their relationships with payors and hospitals, will provide significant value to our delivery network."

         In December 1997, PhyCor announced that it had signed separate agreements to purchase Atlanta-based First Physician Care, Inc., a provider of practice management services to approximately 190 physicians and mid-level providers, and Seattle-based CareWise, Inc., a nationally recognized leader in the consumer decision-support industry. Both transactions, to be accounted for as poolings-of-interests, are expected to be completed in July of 1998.

         PhyCor, Inc., headquartered in Nashville, Tennessee, is a physician practice management company that operates multi-specialty clinics and manages independent practice associations (IPAs). Including pending transactions, the Company operates 61




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clinics with approximately 4,200 physicians in 29 states and manages IPAs with over 23,800 physicians in 35 markets.

         This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in these forward-looking statements. A discussion of important factors and assumptions regarding these statements and risks involved is contained in PhyCor's recent filings with the Securities and Exchange Commission.